Form 10-K, Exhibit 13
period 2011-12-31
Man AHL FuturesAccess LLC
filed 2012-03-23
CIK 1498325

Exhibit 13.01

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the year ended December 31, 2011 and for the period August 1, 2010 (commencement of operations) to December 31, 2010 and Report of Independent Registered Public Accounting Firm

MAN AHL FUTURESACCESS LLC
(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2011 and 2010	2

Statements of Operations for the year ended December 31, 2011 and for the period August 1, 2010 (commencement of operations) to December 31, 2010	3

Statements of Changes in Members’ Capital for the year ended December 31, 2011 and for the period August 1, 2010 (commencement of operations) to December 31, 2010	4

Financial Data Highlights for the year ended December 31, 2011 and for the period ended August 1, 2010 (commencement of operations) to December 31, 2010	6

Notes to Financial Statements	8

AUDITORS REPORT

Report of Independent Registered Public Accounting Firm

To the Members of

Man AHL FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Man AHL FuturesAccess LLC (the “Fund”) at December 31, 2011 and 2010 and the results of its operations, the changes in its members’ capital and its financial data highlights for the year ended December 31, 2011 and the period August 1, 2010 (commencement of operations) through December 31,2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

MAN AHL FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $3,907,106 for 2011 and $3,090,751 for 2010)	$56,237,280	$48,475,204
Net unrealized profit on open futures contracts	825,015	712,812
Net unrealized profit on open forwards contracts	616,707	5,416,026
Cash and cash equivalents	227,590	200,000
Other assets	65,000	65,211

TOTAL ASSETS	$57,971,592	$54,869,253

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$7,379	$91,090
Net unrealized loss on open forwards contracts	25,120	3,651,832
Brokerage commissions payable	2,950	24,932
Sponsor and Advisory fees payable	101,750	637,353
Redemptions payable	3,580,355	549,485
Other liabilities	187,073	185,710

Total liabilities	3,904,627	5,140,402

MEMBERS’ CAPITAL:
Members’ Interest (57,889,292 Units and 47,480,021 Units outstanding, unlimited Units authorized)	54,066,965	49,728,851
Total members’ capital	54,066,965	49,728,851

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$57,971,592	$54,869,253

NET ASSET VALUE PER UNIT:

Class A	$0.8964	$1.0077
Class C	$0.8909	$1.0117
Class D	$0.9170	—
Class I	$0.9011	$1.0090
Class DT	$0.9589	$1.0509

See notes to financial statements.

MAN AHL FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011 AND
FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

	2011	2010

TRADING PROFIT (LOSS):

Realized, net	$(2,506,019)	$1,290,082
Change in unrealized, net	(976,693)	2,385,916
Brokerage commissions	(367,827)	(211,875)

Total trading profit (loss)	(3,850,539)	3,464,123

INVESTMENT INCOME (EXPENSE):
Interest	9,703	1,660

EXPENSES:
Management fee	687,955	205,121
Sponsor fee	294,773	11,603
Performance fee	—	594,788
Other	409,805	316,210
Total expenses	1,392,533	1,127,722

NET INVESTMENT INCOME (LOSS)	(1,382,830)	(1,126,062)

NET INCOME (LOSS)	$(5,233,369)	$2,338,061

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A**	2,839,820	347,426
Class C***	10,212,918	1,162,923
Class D****	400,000	—
Class I**	1,691,414	709,687
Class DT*	40,952,217	44,356,013

Net income (loss) per weighted average Unit
Class A**	$(0.0920)	$0.0740
Class C***	$(0.1022)	$0.0460
Class D****	$(0.0830)	—
Class I**	$(0.1048)	$0.0039
Class DT*	$(0.0908)	$0.0509

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

****Units issued on May 1, 2011.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2011 AND

FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010 (IN UNITS)

				Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2010	Subscriptions	Redemptions	December 31, 2011

Class A**	219,375	874,534	(219,375)	874,534	5,024,430	(118,453)	5,780,511
Class C***	413,000	1,715,949	—	2,128,949	13,715,871	(2,570,706)	13,274,114
Class D****	—	—	—	—	400,000	—	400,000
Class I**	354,450	762,671	—	1,117,121	1,839,948	(115,496)	2,841,573
Class DT*	44,633,835	232,435	(1,506,853)	43,359,417	608,588	(8,374,911)	35,593,094

Total Members’ Units	45,620,660	3,585,589	(1,726,228)	47,480,021	21,588,837	(11,179,566)	57,889,292

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

****Units issued on May 1, 2011

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2011 AND

FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

				Net	Members’ Capital			Net	Members’ Capital
	Initial Offering	Subscriptions	Redemptions	Income(loss)	December 31, 2010	Subscriptions	Redemptions	Income(loss)	December 31, 2011
Class A**	$219,375	$854,095	$(217,956)	$25,724	$881,238	$4,670,598	$(108,924)	$(261,386)	$5,181,526
Class C***	413,000	1,687,356	—	53,441	2,153,797	13,074,525	(2,358,348)	(1,043,432)	11,826,542
Class D****	—	—	—	—	—	400,000	—	(33,193)	366,807
Class I**	354,450	769,949	—	2,779	1,127,178	1,721,754	(111,077)	(177,184)	2,560,671
Class DT*	44,633,835	237,920	(1,561,234)	2,256,117	45,566,638	612,267	(8,329,312)	(3,718,174)	34,131,419

Total Members’ Capital	$45,620,660	$3,549,320	$(1,779,190)	$2,338,061	$49,728,851	$20,479,144	$(10,907,661)	$(5,233,369)	$54,066,965

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

****Units issued on May 1, 2011.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D*	Class I	Class DT

Per Unit Operating Performance:
Net asset value at time of offer	$1.0077	$1.0117	$1.0000	$1.0090	$1.0509

Net realized and net change in unrealized trading profit	(0.0644)	(0.0644)	(0.0624)	(0.0646)	(0.0679)
Brokerage commissions	(0.0065)	(0.0065)	(0.0032)	(0.0066)	(0.0069)
Interest income	0.0002	0.0002	0.0001	0.0002	0.0002
Expenses	(0.0406)	(0.0501)	(0.0175)	(0.0369)	(0.0174)

Net asset value, end of year	$0.8964	$0.8909	$0.9170	$0.9011	$0.9589

Total Return: (b)

Total return before Performance fees	-11.01%	-11.89%	-8.30%	-10.65%	-8.75%
Performance fees	-0.07%	-0.07%	0.00%	-0.07%	0.00%
Total return after Performance fees	-11.08%	-11.96%	-8.30%	-10.72%	-8.75%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	4.24%	5.23%	1.84%	3.84%	1.74%
Performance fees	0.06%	0.06%	0.00%	0.06%	0.00%
Expenses (including Performance fees)	4.30%	5.29%	1.84%	3.90%	1.74%

Net investment income (loss)	4.28%	5.27%	1.83%	3.88%	1.72%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

* Units issued on May 1, 2011

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD AUGUST 1, 2010

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A**	Class C***	Class I**	Class DT*

Per Unit Operating Performance:
Net asset value at time of offer	$1.0000	$1.0000	$1.0000	$1.0000

Net realized and net change in unrealized trading profit	0.0409	0.0428	0.0410	0.0794
Brokerage commissions	(0.0038)	(0.0028)	(0.0038)	(0.0046)
Interest income	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0294)	(0.0283)	(0.0282)	(0.0239)

Net asset value, end of year	$1.0077	$1.0117	$1.0090	$1.0509

Total Return: (b)

Total return before Performance fees	1.96%	2.37%	2.10%	6.31%
Performance fees	-1.25%	-1.25%	-1.25%	-1.32%
Total return after Performance fees	0.71%	1.12%	0.85%	4.99%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	1.75%	1.62%	1.62%	1.09%
Performance fees	1.22%	1.22%	1.22%	1.24%
Expenses (including Performance fees)	2.97%	2.84%	2.84%	2.33%

Net investment income (loss)	2.96%	2.83%	2.83%	2.33%

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

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.  Merrill Lynch International Bank is the Fund’s forward contracts broker. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

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

As of December 31, 2011 the Fund offers five Classes of Units:  Class A, Class C, Class D, Class I and Class DT.  Each Class of Units except for Class DT was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. The four Classes of Units are subject to different Sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Initial Offering and Organizational Costs

Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance and initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss), on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), on the Statements of Operations.

Trading profit (loss) is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) on the Statements of Operations of the Fund.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II as defined in Note 3). Cash was held at a nationally recognized financial institution.

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%. Class D and Class I Units are subject to sales commissions up to 0.5%. The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C and Class DT Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2010.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2011and period ended December 31, 2010.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three calendar days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days notice (“notice period”).

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

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

d)       Withdrawal of the Sponsor.

2.       CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2011 and 2010 are as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	4	$(2,112)	0.00%	(148)	$3,255	0.01%	$1,143	0.01%	February 12 - May 12
Currencies	1,280,068,012	(27,666)	-0.05%	(3,556,868,708)	620,972	1.15%	593,306	1.10%	March-12
Energy	37	(13,282)	-0.02%	(15)	23,697	0.04%	10,415	0.02%	January 12 - November 12
Interest rates	1,132	583,241	1.08%	(284)	(36,609)	-0.07%	546,632	1.01%	March 12 - March 14
Metals	30	43,848	0.08%	(138)	161,642	0.30%	205,490	0.38%	January 12 - April 12
Stock indices	41	20,867	0.04%	(203)	31,370	0.06%	52,237	0.10%	January 12 - March 12

Total		$604,896	1.13%		$804,327	1.49%	$1,409,223	2.62%

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	182	$400,928	0.81%	(32)	$(65,989)	-0.13%	$334,939	0.67%	February 11 - May 11
Currencies	12,154,693,758	5,446,146	10.95%	(11,157,773,667)	(3,654,782)	-7.35%	1,791,364	3.60%	March 11
Energy	77	122,125	0.25%	(61)	(138,830)	-0.28%	(16,705)	-0.03%	January 11 - May 11
Interest rates	451	101,623	0.20%	(409)	(173,148)	-0.35%	(71,525)	-0.14%	March 11 - December 12
Metals	81	508,569	1.02%	(14)	(124,047)	-0.25%	384,522	0.77%	January 11 - April 11
Stock indices	307	(38,435)	-0.08%	(7)	1,756	0.00%	(36,679)	-0.07%	January 11 - March 11

Total		$6,540,956	13.15%		$(4,155,040)	-8.36%	$2,385,916	4.80%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2011 and 2010.

3.                    FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statements of Financial Condition.  Any change in net unrealized profit or loss from the preceding year is reported on the Statements of Operations.

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

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

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

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, for the year ended December 31, 2011 and period ended 2010 are as follows:

2011

Net unrealized profit (loss) on open contracts

	Total	Level I	Level II	Level III

Futures
Long	$630,016	$586,169	$43,847	$—
Short	$187,620	206,950	(19,330)	—
	$817,636	$793,119	$24,517	$—

Forwards
Long	$(25,120)	$—	$(25,120)	$—
Short	$616,707	—	616,707	—
	$591,587	$—	$591,587	$—

December 31, 2011	$1,409,223	$793,119	$616,104	$—

2010

Net unrealized profit (loss) on open contracts

	Total	Level I	Level II	Level III

Futures
Long	$1,124,930	$832,646	$292,284	$—
Short	$(503,208)	(379,161)	(124,047)	—
	$621,722	$453,485	$168,237	$—

Forwards
Long	$5,416,026	$—	$5,416,026	$—
Short	$(3,651,832)	—	(3,651,832)	—
	$1,764,194	$—	$1,764,194	$—

December 31, 2010	$2,385,916	$453,485	$1,932,431	$—

The Fund’s volume of trading forward and futures at December 31, 2011 and 2010, respectively is representative of the activity throughout the period. There were no transfers to or from Level I or Level II during 2011 and the 2010 period.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of and the profits and losses on derivative instruments is disclosed on the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the year ended December 31, 2011 and period ended 2010:

	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(550,043)	$675,361
Currencies	(3,254,168)	3,611,557
Energy	(2,081,238)	(166,108)
Interest rates	6,392,824	(1,726,144)
Metals	(329,563)	1,402,544
Stock indices	(3,660,524)	(121,212)

Total	$(3,482,712)	$3,675,998

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

4.              RELATED PARTY TRANSACTIONS

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $10,082 of which $1,889 was payable to the Transfer Agent as of December 31, 2011.

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D and Class DT are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the year ended December 31, 2011 and the period ended 2010 was approximately $7.95 and $7.53, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, which was a related party to MLAI for a portion of the year.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.               ADVISORY AGREEMENT

The Fund and Man have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2015.  Thereafter, this agreement shall be automatically renewed for successive one year periods, on the same terms, unless terminated at any time by either Man or the Fund upon 90 days written notice to the other party.  Man determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Man on a monthly basis. Management Fees are 2.0% for all classes.

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

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the year ended December 31, 2011 and the period ended 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.       RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued an update to requirements relating to Fair Value Measurement which represents amendments to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The amendments are of two types: (i) those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

The amendments that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements relate to (i) measuring the fair value of the financial instruments that are managed within a portfolio; (ii) application of premium and discount in a fair value measurement; and (iii) additional disclosures about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. MLAI does not believe the adoption of this update will have a material impact on the Fund’s financial statements.

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

8.       MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s Net unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of MAN, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge MAN to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by MAN.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts on the Statements of Financial Condition.

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

9.              SUBSEQUENT EVENTS

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